Exhibit 10.1

AMENDMENT NO. 1

This AMENDMENT NO. 1 (this “Amendment”), dated as of May 8, 2020, by and among GRUBHUB HOLDINGS INC., a corporation organized and existing under the laws of the State of Delaware (the “Borrower”); GRUBHUB INC., a corporation organized and existing under the laws of the State of Delaware (the “Parent”); CITIBANK, N.A., as Administrative Agent (the “Administrative Agent”), and the lenders party hereto (collectively, the “Consenting Lenders”), is entered into in connection with the Amended and Restated Credit Agreement, dated as of February 6, 2019 (as amended, amended and restated, supplemented or otherwise modified prior to the date hereof, the “Credit Agreement”), among the Borrower, the Parent, the Lenders party thereto, and the Administrative Agent.

The Borrower, the Parent, the Administrative Agent and the Lenders party have agreed to certain amendments to the Credit Agreement.

Now, therefore, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

Section 1Definitions.  Except as otherwise defined in this Amendment, terms defined in the Credit Agreement are used herein as defined therein.

Section 2Amendments to Credit Agreement.  The following amendments to the Credit Agreement shall take effect on the date hereof:

(a)References Generally.  References in the Credit Agreement (including references to the Credit Agreement as amended hereby) to “this Agreement” (and indirect references such as “hereunder”, “hereby”, “herein” and “hereof”), and references in the other Loan Documents to the “Credit Agreement” shall be deemed to be references to the Credit Agreement as amended hereby.

(b)Definitions.  Section 1.1 of the Credit Agreement shall be amended by amending the following definitions and replacing them in their entirety with the definitions set forth herein (to the extent already included in Section 1.1), or, as applicable, adding the following definitions in the appropriate alphabetical order (to the extent not already included in Section 1.1):

“Adjusted Eurodollar Rate” means, for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum obtained by dividing (rounded upwards to the next nearest 1/100 of 1%) (a) the rate per annum equal to the rate determined by the Administrative Agent to be the rate per annum (rounded upward to the nearest 1/100 of 1%) appearing on Reuters LIBOR01 Page (or any successor page) as the London interbank offered Rate for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) two (2) Business Days prior to the first day of such Interest Period, by (b) an amount equal to (i) one minus (ii) the Eurodollar Reserve Requirement; provided that, if the Adjusted Eurodollar Rate shall be less than 0.75%, such rate shall be deemed to be 0.75% for the purposes of this Agreement.

“Alternate Base Rate” means, for any day, a rate per annum equal to the highest of:

(a) the rate of interest in effect for such day as announced publicly by Citibank as its prime rate for loans denominated in Dollars;

(b) the Federal Funds Rate in effect on such day plus 1/2 of 1.00%; and

(c) the Adjusted Eurodollar Rate for a one month Interest Period on such day plus 2.00%;

provided, that if the Alternate Base Rate is less than 1.75%, such rate shall be deemed to be 1.75% for purposes of this Agreement. Any change in the Alternate Base Rate due to a change in Citibank’s prime rate, the Federal Funds Rate or the Adjusted Eurodollar Rate shall be effective from and including the effective date of such change in Citibank’s prime rate, the Federal Funds Rate or the Adjusted Eurodollar Rate, respectively and without the necessity of notice being provided to the Borrower or any other Person.

“Amendment No. 1 Adjustment Period” means the period beginning with the Fiscal Quarter of the Parent ended June 30, 2020 and ending on (and including) the last day of the Fiscal Quarter of the Parent ended March 31, 2021.

“Amendment No. 1 Effective Date” means May 8, 2020.

“BHC Act Affiliate” means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12. U.S.C. 1841(k)) of a party.

“Consolidated EBITDA” means, for any period, the sum, without duplication, for such period, of Consolidated Net Income during such period;

(a)	plus the following to the extent deducted in calculating Consolidated Net Income:
(i)	Consolidated Interest Expense during such period, plus amounts excluded from Consolidated Interest Expense as set forth in clauses (1) through (5) of the definition thereof;
(ii)	the provision for all income, franchise and similar taxes (whether paid or deferred) of the Parent and its Subsidiaries;
(iii)	the amortization, accretion and depreciation of expense of the Parent and its Subsidiaries during such period;
(iv)

reasonable fees, expenses and charges related to (A) the Loans and the Loan Documents, (B) other Indebtedness permitted to be incurred by the Borrower or any other Loan Party under this Agreement, and (C) mergers, acquisitions, restructurings and dispositions permitted by this Agreement; provided, that the aggregate amount added back in reliance on this clause (iv) for the Rolling Period ending as of the last day of the most recently ended Fiscal Quarter shall not exceed (1) 10% of Consolidated EBITDA for the Rolling Period ending as of the last day of the most recently ended Fiscal Quarter after giving effect to any such add-backs or (2) together with amounts added back under clauses (v), (vi) and (x), 25% of Consolidated EBITDA for the Rolling Period ending as of the last day of the most recently ended Fiscal Quarter after giving effect to any such add-backs;
(v)

one-time restructuring and integration expenses (which for the avoidance of doubt, shall include, but not be limited to, retention, severance, systems establishment costs, contract termination costs, including future lease commitments, and costs to consolidate any facilities and relocate employees) incurred by the Parent and its Subsidiaries in connection with, and directly related to, any Permitted Acquisition, only to the extent that such restructuring and integration expenses are incurred within twelve (12) months following the consummation of such Permitted Acquisition; provided, that the aggregate amount added back in reliance on this clause (v) for the Rolling Period ending as of the last day of the most recently ended Fiscal Quarter shall not exceed (1) 10% of Consolidated EBITDA for the Rolling Period ending as of the last day of the most recently ended Fiscal Quarter after giving effect to any such add-backs or (2) together with amounts added back under clauses (iv), (vi) and (x), 25% of Consolidated EBITDA for the Rolling Period ending as of the last day of the most recently ended Fiscal Quarter after giving effect to any such addbacks;

(vi)

non-recurring costs, extraordinary expenses and other pro forma adjustments (including anticipated savings and other synergies) attributable to Permitted Acquisitions that have been consummated during such period to the extent that such costs, expenses or adjustments (A) are reasonably expected to be realized within twelve (12) months of such Permitted Acquisition as set forth in reasonable detail on a certificate of a Financial Officer of the Borrower delivered to the Administrative Agent and (B) are calculated on a basis consistent with GAAP and are, in each case, reasonably identifiable, factually supportable, and expected to have a continuing impact on the operations of the Parent and its Subsidiaries; provided, that the aggregate amount added back in reliance on this clause (vi), for the Rolling Period ending as of the last day of the most recently ended Fiscal Quarter shall not exceed (1) 10% of Consolidated EBITDA for the Rolling Period ending as of the last day of the most recently ended Fiscal Quarter after giving effect to any such add-back and (2) together with amounts added back under clauses (iv), (v) and (x), 25% of Consolidated EBITDA for the Rolling Period ending as of the last day of the most recently ended Fiscal Quarter after giving effect to any such add-backs;

(vii)	stock-based compensation expenses;
(viii)	other expenses reducing Consolidated Net Income which do not represent a cash item in such period or any future period (in each case of or by the Parent and its Subsidiaries for such period);
(ix)

the Acquired EBITDA of any Person, property, business or asset acquired by Parent, the Borrower or any Subsidiary during such period to the extent not subsequently sold, transferred or otherwise disposed of (but not including the

Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired) (each such Person, property, business or asset acquired, including pursuant to a transaction consummated prior to the Effective Date, and not subsequently so disposed of, an “Acquired Entity or Business”), based on the Acquired EBITDA of such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition or conversion) determined on a historical Pro Forma Basis; and

(x)

any cash costs, expenses, fees, fines, penalties, judgments, legal settlements and other cash amounts (to the extent not reimbursed by insurance) associated with any litigation, claim, proceeding or investigation related to or undertaken by or against the Parent or any of its Subsidiaries for the Rolling Period ending as of the last day of the most recently ended Fiscal Quarter, in an amount not to exceed, together with amounts added back under clauses (iv), (v) and (vi), 25% of Consolidated EBITDA for the Rolling Period ending as of the last day of the most recently ended Fiscal Quarter after giving effect to any such add-backs;

(b)	minus the following to the extent included in calculating Consolidated Net Income:
(i)	all income and franchise tax credits; and
(ii)	all non-cash items increasing Consolidated Net Income (in each case of or by the Parent and its Subsidiaries for such period);

provided, to the extent included in determining Consolidated Net Income for such period, Consolidated EBITDA shall be calculated so as to exclude (x) the effects of adjustments (including without limitation, in connection with the fair value adjustment directly related to the Parent’s deferred revenue and fair value adjustments determined in accordance with GAAP related earn-outs, holdbacks or other contingent consideration obligations) resulting from the application of purchase accounting related to any acquisition consummated prior to the date hereof or any Permitted Acquisition or the amortization or write-off of any amounts thereof, net of Taxes and (y) the cumulative effect for any changes in GAAP or accounting principles applied by management during such period.

“Consolidated Total Net Leverage Ratio” means, as of the last day of any Fiscal Quarter of the Parent, the ratio of: (a) (i) the outstanding principal amount of Consolidated Total Indebtedness, as reflected on the balance sheet of the Parent and its Subsidiaries on a consolidated basis less (ii) the amount of unrestricted, unencumbered (other than Liens described in Section 8.3(j)) cash and cash equivalents as set forth on the balance sheet of the Parent and its Subsidiaries on a consolidated basis as of the last day of such Fiscal Quarter end of the Parent and its Subsidiaries (for the avoidance of doubt, excluding Cash Collateral), (i) solely during the Amendment No. 1 Adjustment Period, in excess of $175,000,000 and (ii) at all other times, not to exceed $100,000,000; to (b) Consolidated EBITDA for the Rolling Period ending as of the last day of such Fiscal Quarter.

“Covered Entity” means any of the following:

(1)A “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(2)A “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b);

(3)A “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” is defined in Section 12.11.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC Credit Support” is defined in Section 12.11.

“Supported QFC” is defined in Section 12.11.

“U.S. Special Resolution Regime” is defined in Section 12.11.

(c)	Amendment to Article XII. Article XII is hereby amended by adding new Section 12.11 as follows:

“12.11 Acknowledgement Regarding Any Supported QFCs.  To the extent that the Loan Documents provide support, through a guarantee or otherwise, for swap and related hedging agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States.  In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.  Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.”

Section 3Conditions to Effectiveness.  This Amendment shall become effective as of the date upon which each of the following conditions has been satisfied in a manner acceptable to the Administrative Agent and each Consenting Lender (the “Amendment No. 1 Effective Date”):

(a)the Administrative Agent shall have received counterparts of this Amendment executed by each Loan Party and each Consenting Lender;

(b)the Administrative Agent shall have received (i) for the account of the Consenting Lenders, an amendment fee in an amount equal to 0.10% of the total outstanding Revolving Loan Commitments of the Consenting Lenders as of the Amendment No. 1 Effective Date and (ii) all reasonable and documented out-of-pocket expenses of the Administrative Agent (including, without limitation, the reasonable and documented fees and out-of-pocket expenses of legal counsel to the Administrative Agent);

(c)the representations and warranties set forth in Article VI of the Credit Agreement and in the other Loan Documents shall be true and correct in all material respects as of the Amendment No. 1 Effective Date with the same effect as if then made; provided, that such representations and warranties (i) that relate solely to an earlier date shall be true and correct in all material respects as of such earlier date and (ii) shall be true and correct in all respects if they are qualified by a materiality standard; and

(d)no Default or Event of Default shall have then occurred and be continuing or would result therefrom.

Section 4Loan Documents.  Except as herein provided, the Loan Documents shall remain unchanged and in full force and effect.  This Amendment is a Loan Document executed under the Credit Agreement and shall be construed in accordance with the Credit Agreement.

Section 5Miscellaneous.  This Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Delivery of an executed counterpart of a signature page of this Amendment by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Amendment.  This Amendment and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Amendment and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Amendment and the transactions contemplated hereby and thereby shall each be governed by, and each be construed in accordance with, the laws of the State of New York.

Section 6Forum Selection and Consent to Jurisdiction.  Each of the Parent, the Borrower and each other Loan Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent or any other Lender Party or any Related Party of the foregoing in any way relating to this Amendment or the transactions relating hereto, in any forum other than the courts of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable Law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  Nothing in this Amendment or in any other Loan Document shall affect any right that the Administrative Agent or any other Lender Party may otherwise have to bring any action or proceeding relating to this Amendment against the Parent, the Borrower or any other Loan Party or its properties in the courts of any jurisdiction.  Each of the Parent, the Borrower and each other Loan Party irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Amendment in any court referred to in this Section 9.  The Parent, the Borrower and each other Loan Party hereby irrevocably waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.  To the extent that the Parent, the Borrower or any other Loan Party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution or otherwise) with respect to itself or its property, the Parent, the Borrower or such other Loan Party hereby irrevocably waives such immunity in respect of its obligations under this Agreement and the other Loan Documents.  The Parent, the Borrower and each Loan Party irrevocably consents to service of process in the manner provided for notices in Section 11.2 of the Credit Agreement at the address for such parties set forth in Section 11.2 of the Credit Agreement.  Nothing in this Amendment or in any other Loan Document shall affect the right of any party to this Amendment to serve process in any other matter permitted by Law.

Section 7Waiver of Jury Trial, etc.

  EACH PARTY HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AMENDMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE LENDER PARTIES, THE PARENT OR THE BORROWER.  THE PARENT AND THE BORROWER EACH ACKNOWLEDGE AND AGREE THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE LENDER PARTIES ENTERING INTO THIS AMENDMENT.

[Signature Page Follows]

[Signature Page – Amendment No. 1]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

GRUBHUB INC.

By:	/s/ Adam DeWitt
Name: Adam DeWitt
Title: President and Chief Financial Officer

GRUBHUB HOLDINGS INC.

By:	/s/ Adam DeWitt
Name: Adam DeWitt
Title: President and Chief Financial Officer

[Signature Page – Amendment No. 1]

ADMINISTRATIVE AGENT:

CITIBANK, N.A.,
as the Administrative Agent

By:	/s/ Ronald Homa
Name: Ronald Homa
Title: Director, as authorized

[Signature Page – Amendment No. 1]

LENDERS:

CITIBANK, N.A., as Lender, Swing Line Lender and L/C Issuer

By:	/s/ Ronald Homa
Name: Ronald Homa
Title: Director

[Signature Page – Amendment No. 1]

BANK OF AMERICA, N.A., as Lender

By:	/s/ A. Quinn Richardson
Name: A. Quinn Richardson
Title: Senior Vice President

[Signature Page – Amendment No. 1]

BMO HARRIS BANK N.A., as Lender and L/C Issuer

By:	/s/ Kendal B. Cross
Name: Kendal B. Cross
Title: Director

[Signature Page – Amendment No. 1]

BANK OF THE WEST, as Lender

By:	/s/ Joe Arnold
Name: Joe Arnold
Title: Vice President

[Signature Page – Amendment No. 1]

GOLDMAN SACHS BANK USA, as Lender

By:	/s/ Jamie Minieri
Name: Jamie Minieri
Title: Authorized Signatory

[Signature Page – Amendment No. 1]

JPMORGAN CHASE BANK, N.A., as Lender

By:	/s/ Maria Riaz
Name: Maria Riaz
Title: Vice President

[Signature Page – Amendment No. 1]

MUFG BANK, LTD., as Lender

By:	/s/ Yen Hua
Name: Yen Hua
Title: Director

[Signature Page – Amendment No. 1]

CIBC BANK USA, as Lender

By:	/s/ Robert Cybulski
Name: Robert Cybulski
Title: Managing Director

[Signature Page – Amendment No. 1]

THE HUNTINGTON NATIONAL BANK, as Lender

By:	/s/ Edward A. Cheney
Name: Edward A. Cheney
Title: Managing Director

[Signature Page – Amendment No. 1]

WINTRUST BANK, as Lender

By:	/s/ Jason Girardin
Name: Jason Girardin
Title: Group Senior Vice President

[Signature Page – Amendment No. 1]